SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2015

EMERSON RADIO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-07731	22-3285224
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 University Plaza, Suite 405, Hackensack, NJ	07601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 428-2000

Not Applicable

(Former Address, if changed since Last Report) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2015, Emerson Radio Corp. (“Emerson” or the “Company”) and Andrew L. Davis, its Executive Vice President and Chief Financial Officer, entered into a second amendment to Mr. Davis’s employment agreement, as amended. The second amendment provides for, among other things, (i) an increase in Mr. Davis’s annual base salary from $317,625.00 to $333,506.25; (ii) a retention bonus in the aggregate amount of $166,753.00 (less applicable withholdings and deductions), which shall be payable in three (3) installments as follows: (a) $41,688.25 (less applicable withholdings and deductions) on March 31, 2015; (b) $41,688.25 (less applicable withholdings and deductions) on June 30, 2015; and (c) $83,376.50 (less applicable withholdings and deductions) on August 31, 2015, subject, in each case, to Mr. Davis’s continued employment on the applicable payment date, Mr. Davis having been terminated other than for cause or due to death or disability prior to the applicable payment date or Mr. Davis having resigned for good reason prior to the applicable payment date and (iii) in the event of a termination of his employment other than for cause or due to death or disability or a resignation for good reason, continuation of his base salary, at the rate then in effect, for a period of six months, payable in accordance with the Company’s customary payroll practices and procedures, subject to a customary release agreement.

Under Mr. Davis’s employment agreement, as amended, the terms below are generally defined as follows:

“cause” means Mr. Davis’s (i) material default or other material breach of his obligations under the agreement, subject to notice requirements and cure periods as set forth in the agreement; (ii) willful failure to perform material duties under the agreement that are reasonably assigned to him by the Company, subject to notice requirements and cure periods as set forth in the agreement; (iii) gross negligence or willful misconduct in the performance of his duties under the agreement, subject to notice requirements and cure periods as set forth in the agreement; or (iv) dishonesty, insubordination, or other willful act detrimental to the Company or its good will or damaging to its relationships with its customers, investors, suppliers, or employees, including, without limitation, (A) use of alcohol or illegal drugs such as to interfere with the performance of his obligations under the agreement , (B) conviction of or plea of guilty or no contest to a felony or any crime involving moral turpitude, dishonesty, or theft, and (C) material failure to comply with applicable laws or governmental regulations with respect to Company operations or the performance of his duties; provided however that no act or failure to act, on the part of Mr. Davis, shall constitute “cause” unless it is done, or omitted to be done, by Mr. Davis in bad faith or without Mr. Davis’s reasonable belief that his action or omission was (i) in the best interest of the Company, (ii) necessary to preserve the Company’s or Mr. Davis’s own reputation and/or (iii) required to comply with applicable laws, rule or regulations; and

“good reason” means that Mr. Davis has complied with the appropriate notice procedures following the occurrence of any of the following without the executive’s prior written consent: (i) a reduction in Mr. Davis’s base salary; (ii) a material diminution in Mr. Davis’s position (other than temporarily due to illness or injury or as required by applicable law); (iii) a material breach of the Company’s payment obligations to Mr. Davis; or (iv) Mr. Davis is directed by the Company to engage in conduct that he reasonably believes is unlawful, unethical or immoral; provided, that, in each case, the Company has failed to cure such occurrence within 30 days after receipt of the appropriate notice from Mr. Davis.

The foregoing description of the second amendment to the employment agreement is intended to be a summary and is qualified in its entirety by reference to such agreement, which is attached as Exhibit 10.1 and incorporated by reference as if fully set forth herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	–	Amendment No. 2 to Employment Letter, dated March 5, 2015, between Emerson Radio Corp. and Andrew L. Davis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON RADIO CORP.

By:	/s/ Andrew L. Davis
	Name:	Andrew L. Davis
	Title:	Chief Financial Officer

Dated: March 11, 2015